Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Investor Relations
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com

Landec Corporation Reports First Quarter Fiscal Year 2022 Results
•Quarterly net loss of $9.5 million, EBITDA of $1.1 million, and Adjusted EBITDA of $4.4 million
•Reiterates Fiscal Year 2022 Guidance

SANTA MARIA, CA – September 29, 2021 - Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Lifecore Biomedical, Inc. and Curation Foods, Inc., reported results for the fiscal 2022 first quarter ended August 29, 2021. Looking forward, Landec’s strategy to continue to create shareholder value is to seek to deliver against its long-term targets, strengthen its balance sheet, drive top-line growth at Lifecore, and selectively invest in innovation and growth while implementing strategic priorities to improve operating margins at Curation Foods.

CEO COMMENTS:
“We had a strong start to fiscal 2022 with a first quarter performance that was highlighted by a 7% increase in consolidated gross profit and a 42% increase in adjusted EBITDA, both of which were achieved despite the planned reduction in total revenue generated by our Curation Foods segment related to our continued strategic contraction of that business during the quarter and fiscal 2021,” stated Dr. Albert Bolles, Landec’s President and CEO. “I’m pleased with our ability to drive adjusted EBITDA growth at both of our operating segments in our fiscal first quarter. Improvement at Lifecore was primarily driven by an advantageous product mix while Curation Foods demonstrated the anticipated improved gross margin that we’ve been working towards as a result of Project SWIFT. While inflationary pressures and supply chain challenges continue to impact the food industry, the operational improvements we’ve made in the Curation business continue to help us mitigate their effects and we are reiterating our full year fiscal 2022 guidance.”

FISCAL FIRST QUARTER 2022 BUSINESS HIGHLIGHTS:
•Revenues of $128.8 million, a planned decrease of 5.1% year-over-year
•Gross profit of $17.5 million, an increase of 7.2% year-over-year
•Net loss of $9.5 million, which includes $2.7 million of restructuring and other non-recurring charges such as legal expenses, net of tax
•Diluted net loss per share of $0.32; adjusted diluted net loss per share of $0.23, which excludes $0.09 per share of restructuring and other non-recurring charges, net of tax
•Adjusted EBITDA of $4.4 million, compared to $3.1 million in the prior year period
•Lifecore segment adjusted EBITDA of $2.3 million, compared to $1.5 million in the prior year period
•Curation Foods segment adjusted EBITDA of $3.0 million, compared to $2.4 million in the prior year period

FISCAL FIRST QUARTER 2022 RESULTS:
Fiscal first quarter 2022 results compared to fiscal first quarter 2021 are as follows:

(Unaudited and in thousands, except per-share data)	Three Months Ended		Change
	August 29, 2021	August 30, 2020	Amount	%
Revenues	$128,788	$135,643	$(6,855)	(5)%
Gross profit	17,519	16,347	1,172	7%
Net loss	(9,477)	(11,000)	1,523	14%
Adjusted net income (loss)*	(6,732)	(3,199)	(3,533)	(110)%
Diluted net loss per share	(0.32)	(0.38)	0.06	16%
Adjusted diluted net income (loss) per share*	(0.23)	(0.11)	(0.12)	(109)%
EBITDA*	1,065	(7,460)	8,525	N/M
Adjusted EBITDA*	$4,422	$3,110	$1,312	42%
* See “Non-GAAP Financial Information” at the end of this release for more information and for a reconciliation of certain financial information.
Revenues decreased $6.9 million, or 5.1%, year-over-year, which was primarily a result of a 6.2% decrease in Curation Foods segment revenues, partially offset by a 0.7% increase in Lifecore segment revenues, each as described below.
Gross profit increased $1.2 million, or 7.2%, year-over-year, and gross profit margin increased approximately 160 basis points to 13.6% compared to 12.1% in the prior year period.
Net loss decreased $1.5 million to a loss of $9.5 million for fiscal first quarter, which includes $2.7 million of restructuring and non-recurring charges, net of taxes, related to consolidating and optimizing operations associated with Project SWIFT. This compares to a net loss of $11.0 million in the prior year period, which includes $7.8 million of restructuring and non-recurring charges, net of tax, related to consolidating and optimizing operations associated with Project SWIFT. Excluding these restructuring and non-recurring charges, adjusted net loss was $6.7 million for the fiscal first quarter, compared to adjusted net loss of $3.2 million in the prior year period, representing a decrease of $3.5 million.
Adjusted EBITDA increased $1.3 million, or 42.2%, year-over-year, to $4.4 million for fiscal first quarter 2022 which excludes restructuring and other non-recurring charges. This compares to adjusted EBITDA of $3.1 million in the prior year fiscal first quarter. At the segment level during fiscal first quarter 2022, Lifecore generated $2.3 million in adjusted EBITDA, which represents an increase of $0.8 million versus the prior year period and Curation Foods generated $3.0 million in adjusted EBITDA, which represents an increase of $0.6 million versus the prior year period.

SEGMENT RESULTS:

(Unaudited and in thousands)	Three Months Ended		Change
	August 29, 2021	August 30, 2020	Amount	%
Revenues:
Curation Foods	$106,836	$113,839	$(7,003)	(6)%
Lifecore	21,952	21,804	148	1%
Total revenues	$128,788	$135,643	$(6,855)	(5)%

Gross profit:
Curation Foods	$11,755	$11,345	$410	4%
Lifecore	5,764	5,002	762	15%
Total gross profit	$17,519	$16,347	$1,172	7%

Net (loss) income:
Curation Foods	$(2,128)	$(8,271)	$6,143	74%
Lifecore	580	112	468	N/M
Other	(7,929)	(2,841)	(5,088)	(179)%
Total net loss	$(9,477)	$(11,000)	$1,523	14%

EBITDA:
Curation Foods	$1,759	$(6,097)	$7,856	(129)%
Lifecore	2,291	1,457	834	57%
Other	(2,985)	(2,820)	(165)	(6)%
Total EBITDA	$1,065	$(7,460)	$8,525	N/M
Lifecore Segment:

(Unaudited and in thousands)	Three Months Ended		Change
	August 29, 2021	August 30, 2020	Amount	%
Revenue:
CDMO	$17,789	$16,488	$1,301	8%
Fermentation	4,163	5,316	(1,153)	(22)%
Total revenue	$21,952	$21,804	$148	1%

Lifecore is the Company’s CDMO business focused on product development and manufacturing of sterile injectable products. Lifecore continues to expand its presence in the robust CDMO marketplace by utilizing its specialized capabilities to partner with and provide value added services to biopharmaceutical and medical device companies. Lifecore continues to drive growth and profitability with a focus on building its business development pipeline, maximizing capacity and advancing product commercialization for innovative new therapies that improve patients’ lives.

In the fiscal first quarter 2022, Lifecore realized total revenues of $22.0 million, or a 0.7% increase versus the prior year period driven by a 7.9% increase in its CDMO business, partially offset by a 21.7% decrease in its fermentation business.
Lifecore drove a $0.8 million increase in gross profit year-over-year and gross margin increased to 26.3% compared to 22.9% in the prior year period.

Curation Foods Segment:

(Unaudited and in thousands)	Three Months Ended		Change
	August 29, 2021	August 30, 2020	Amount	%
Revenue:
Fresh packaged salads and vegetables	$89,496	$96,179	$(6,683)	(7)%
Avocado products	16,962	17,017	(55)	—%
Technology	378	643	(265)	(41)%
Total revenue	$106,836	$113,839	$(7,003)	(6)%

Curation Foods is the Company’s natural food business. Curation Foods is focused on providing access to innovative and nutritious 100% clean ingredient plant-based food. Through the execution of Project SWIFT – the Company's value creation program that aims to strengthen the Curation Foods business by simplifying the business, improving operating cost structure, and enhancing profitability with a focus on higher margin products – the Company believes that it is on a clear path towards improving the overall financial performance of Landec, enhancing its ability to drive long-term shareholder value.
Curation Foods realized total revenues of $106.8 million for the fiscal first quarter. The total segment revenues decreased 6% versus the prior year period, primarily driven by the planned reduction in Curation Foods’ legacy vegetable and tray business in connection with Project SWIFT and COVID-19 pandemic headwinds. The pandemic has delayed customer store resets and the penetration of new product innovations, and continues to pressure the foodservice channel. As a result, the fresh packaged salads and vegetables business revenue decreased $6.7 million, or 7%, to $89.5 million. The avocado products business was flat with revenues of $17.0 million.
Curation Foods generated gross profit of $11.8 million, which increased 3.6% year-over-year largely due to planned improvements in product mix and operational efficiency. Gross margin of 11.0% compares to 10.0% in the prior year period, which is consistent with the Company’s expectations to achieve steady-state segment gross margins in the range of 11% to 14% for full year fiscal 2022. The Company remains committed to improving segment gross margin and is focused on this metric as a key performance indicator.
CASH FLOW & BALANCE SHEET
Cash provided by operations was $0.8 million for the first fiscal quarter ended August 29, 2021 compared to cash provided by operations of $17.0 million in the prior year period. Cash from investing activities improved $38.0 million versus the prior year fiscal first quarter, primarily driven by proceeds from the sale of its Windset investment of $45.1 million. Capital expenditures were $7.9 million for the first fiscal quarter ended August 29, 2021 compared to $4.6 million in the prior year fiscal first quarter. Cash used in financing activities was $39.0 million for the first fiscal quarter ended August 29, 2021 driven by payments on our term debt, compared to $17.0 million in the prior year fiscal first quarter.
The Company had cash and cash equivalents of $1.4 million as of August 29, 2021. Total debt at fiscal first quarter end was $155.8 million, consisting of its line of credit and long-term debt, compared to $193.9 million at fiscal 2021 year end, May 30, 2021.
FISCAL 2022 OUTLOOK:
Excluding restructuring and other nonrecurring charges, tax implications and any unforeseen potential impact from the ongoing COVID-19 pandemic, the Company is reiterating its full year fiscal 2022 guidance, which is detailed below with growth figures that are compared to fiscal 2021:

Revenue from continuing operations:
•Consolidated Revenues: range of $545 million to $554 million (flat to +1.8%)
•Lifecore segment: range of $105 million to $108 million (+7% to +10%)
•Curation Foods segment: range of $440 million to $446 million (-1.4% to 0.0%)
Adjusted EBITDA:
•Consolidated: range of $33.3 million to $35.5 million (+6% to +13%)
•Lifecore segment: range of $26 million to $27 million (+6% to +10%)
•Curation Foods segment: range of $12 million to $13 million (+9% to +18%)
•Other (Corporate Expense): range of ($4.5) million to ($4.7) million
Seasonality:
•From an adjusted EBITDA perspective, the Company now anticipates that less than 30% of its annual consolidated adjusted EBITDA will be generated in its fiscal first half. This is due to customer inventory re-balancing at Lifecore as a result of the COVID-19 pandemic which results in relatively flat year-over-year revenue growth in the first half of fiscal 2022 followed by an anticipated substantial double-digit growth in the second half of fiscal 2022 at Lifecore. From a gross margin perspective, the Company expects Lifecore to realize a lower gross margin rate in the first half of fiscal 2022 compared to the first half of fiscal 2021 due to product mix. At Curation Foods, the Company continues to expect annual adjusted EBITDA growth in segment gross margin, which is expected to meet its steady-state target of 11% to 14% for the full fiscal year 2022. However, the Company now expects to face inflationary pressures beginning in the second quarter that it believes will be offset by price increases and cost saving initiatives in the second half of fiscal 2022. Despite these incremental headwinds, the Company still expects Curation Foods to achieve segment gross margin improvement in the second quarter of fiscal 2022.

Conference Call
The live webcast can be accessed via Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, September 29, 2021
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Direct Webcast link: http://ir.Landec.com/events.cfm
To participate in the conference call via telephone, dial toll-free: (877) 407-3982 or (201) 493-6780. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1263.
A replay of the call will be available through Wednesday, October 6, 2021 by calling toll-free: (844) 512-2921 or direct (412) 317-6671, and entering code 13722422.

About Landec Corporation
Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Lifecore Biomedical, Inc. and Curation Foods, Inc. Landec designs, develops, manufactures and sells products for the biopharmaceutical and food industries. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, Yucatan® and Cabo Fresh® avocado products and O Olive Oil & Vinegar® premium artisan products. For more information about the Company, visit Landec’s website at www.landec.com.
Non-GAAP Financial Information
This press release contains non-GAAP financial information, including with respects to EBITDA, adjusted EBITDA, Lifecore segment adjusted EBITDA, Curation Foods segment adjusted EBITDA, Other segment adjusted EBITDA, adjusted net income (loss), and adjusted diluted net income (loss) per share. The Company has included reconciliations of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP. See the section entitled “Non-GAAP Financial Information and Reconciliations” in this release for definitions of EBITDA, adjusted EBITDA, Lifecore segment adjusted EBITDA, Curation Foods segment adjusted EBITDA, Other segment adjusted EBITDA, adjusted net income (loss), and adjusted diluted net income (loss) per share, and those reconciliations.
The Company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the Company’s results reported in accordance with GAAP. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. These non-GAAP financial measures should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.
Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business, the timing of regulatory approvals, uncertainties related to COVID-19 and the impact of our responses to it, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands, except par value)

	August 29, 2021	May 30, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,447	$1,295
Accounts receivable, less allowance for credit losses	61,956	70,013
Inventories	69,415	69,663
Prepaid expenses and other current assets	9,591	7,350
Total Current Assets	142,409	148,321

Investment in non-public company, fair value	—	45,100
Property and equipment, net	180,460	179,559
Operating leases	14,299	20,827
Goodwill	69,386	69,386
Trademarks/tradenames, net	25,328	25,328
Customer relationships, net	10,295	10,792
Other assets	3,442	3,611
Total Assets	$445,619	$502,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$46,355	$47,569
Accrued compensation	9,173	12,304
Other accrued liabilities	10,855	7,996
Current portion of lease liabilities	4,054	3,889
Deferred revenue	1,216	1,130
Line of credit	32,000	29,000
Total Current Liabilities	103,653	101,888

Long-term debt, net	123,833	164,902
Long-term lease liabilities	17,072	23,611
Deferred taxes, net	4,091	6,140
Other non-current liabilities	3,105	3,599
Total Liabilities	251,754	300,140

Stockholders’ Equity:
Common stock, $0.001 par value; 50,000 shares authorized; 29,462 and 29,333 shares issued and outstanding at August 29, 2021 and May 30, 2021, respectively	29	29
Additional paid-in capital	165,725	165,533
Retained earnings	29,103	38,580
Accumulated other comprehensive loss	(992)	(1,358)
Total Stockholders’ Equity	193,865	202,784
Total Liabilities and Stockholders’ Equity	$445,619	$502,924

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	August 29, 2021	August 30, 2020
Product sales	$128,788	$135,643
Cost of product sales	111,269	119,296
Gross profit	17,519	16,347

Operating costs and expenses:
Research and development	2,826	2,508
Selling, general and administrative	15,939	17,903
Restructuring costs	2,562	8,404
Total operating costs and expenses	21,327	28,815
Operating loss	(3,808)	(12,468)

Dividend income	—	281
Interest income	27	8
Interest expense, net	(7,917)	(3,109)
Other (expense) income, net	109	(21)
Net loss before tax	(11,589)	(15,309)
Income tax benefit	2,112	4,309
Net loss	$(9,477)	$(11,000)

Diluted net loss per common share	$(0.32)	$(0.38)

Shares used in diluted per share computation	29,424	29,242

LANDEC CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended
	August 29, 2021	August 30, 2020
Cash flows from operating activities:
Net loss	$(9,477)	$(11,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization of intangibles, debt costs, and right-of-use assets	5,054	5,102
Stock-based compensation expense	620	892
Provision (benefit) for expected credit losses	60	35
Deferred taxes	(2,138)	(4,349)
Net gain on disposal of property and equipment held and used	16	(11)
(Gain) loss on disposal of property and equipment related to restructuring, net	(92)	6,005
Other, net	(70)	21
Changes in current assets and current liabilities:
Accounts receivable, net	7,997	11,144
Inventories	248	6,313
Prepaid expenses and other current assets	(2,697)	1,353
Accounts payable	1,517	917
Accrued compensation	(3,131)	(139)
Other accrued liabilities	2,838	613
Deferred revenue	86	125
Net cash provided by operating activities	831	17,021

Cash flows from investing activities:
Sale of investment in non-public company	45,100	—
Purchases of property and equipment	(7,913)	(4,623)
Proceeds from sales of property and equipment	1,082	4,855
Net cash provided by investing activities	38,269	232

Cash flows from financing activities:
Payments on long-term debt	(41,388)	(8,030)
Proceeds from lines of credit	8,000	11,000
Payments on lines of credit	(5,000)	(19,400)
Payments for debt issuance costs	(132)	(512)
Taxes paid by Company for employee stock plans	(428)	(82)
Net cash used in financing activities	(38,948)	(17,024)
Net increase in cash, cash equivalents and restricted cash	152	229
Cash and cash equivalents and restricted cash, beginning of period	1,295	553
Cash and cash equivalents and restricted cash, end of period	$1,447	$782

Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment on trade vendor credit	$1,994	$978

Non-GAAP Financial Information and Reconciliations
EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted diluted net income (loss) per share are non-GAAP financial measures. We define EBITDA as earnings before interest expense, income tax expense (benefit), and depreciation and amortization. We define adjusted EBITDA as EBITDA before certain restructuring and other non-recurring charges. We define adjusted net income (loss) and adjusted diluted net income (loss) per share as net income (loss) and diluted net income (loss) per share, respectively, before certain restructuring and other non-recurring charges, net of tax. The table below presents the reconciliation of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

(Unaudited and in thousands)	Three Months Ended
	August 29, 2021	August 30, 2020
Net loss	$(9,477)	$(11,000)
Interest expense, net of interest income	7,890	3,101
Income tax benefit	(2,112)	(4,309)
Depreciation and amortization	4,764	4,748
Total EBITDA	1,065	(7,460)
Restructuring and other non-recurring charges (1)	3,357	10,570
Total adjusted EBITDA	$4,422	$3,110

(Unaudited and in thousands)	Three Months Ended
	August 29, 2021	August 30, 2020
Net loss	$(9,477)	$(11,000)
Restructuring and other non-recurring charges, net of tax (1)	2,745	7,801
Adjusted net loss	$(6,732)	$(3,199)

(Unaudited)	Three Months Ended
	August 29, 2021	August 30, 2020
Diluted net loss per share	$(0.32)	$(0.38)
Restructuring and other non-recurring charges, net of tax, per diluted share (1)	$0.09	$0.27
Adjusted diluted net loss per share	$(0.23)	$(0.11)

(Unaudited and in thousands)	Curation Foods	Lifecore	Other	Total
Three Months Ended August 29, 2021
Net (loss) income	$(2,128)	$580	$(7,929)	$(9,477)
Interest expense, net of interest income	1,376	(20)	6,534	7,890
Income tax (benefit) expense	(679)	183	(1,616)	(2,112)
Depreciation and amortization	3,190	1,548	26	4,764
Total EBITDA	1,759	2,291	(2,985)	1,065
Restructuring and other non-recurring charges (1)	1,195	—	2,162	3,357
Total adjusted EBITDA	$2,954	$2,291	$(823)	$4,422

Three Months Ended August 30, 2020
Net (loss) income	$(8,271)	$112	$(2,841)	$(11,000)
Interest expense, net of interest income	1,376	—	1,725	3,101
Income tax (benefit) expense	(2,612)	35	(1,732)	(4,309)
Depreciation and amortization	3,410	1,310	28	4,748
Total EBITDA	(6,097)	1,457	(2,820)	(7,460)
Restructuring and other non-recurring charges (1)	8,464	—	2,106	10,570
Total adjusted EBITDA	$2,367	$1,457	$(714)	$3,110

(1)    During fiscal year 2020, the Company announced a restructuring plan to drive enhanced profitability, focus the business on its strategic assets, and redesign the organization to be the appropriate size to compete and thrive. This included a reduction-in-force, a reduction in leased office spaces, and the sale of non-strategic assets. Related to these continued activities, in the first quarter of fiscal year 2022, the Company incurred (1) $4.9 million of restructuring charges, primarily related to the impairment of Office Leases and other restructuring related consulting and legal costs and (2) $0.8 million of certain non-recurring charges, primarily related to potential environmental and compliance matters at Curation Foods’ Avocado Products factory in Silao, Mexico, and other restructuring related legal and consulting costs.